EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Savings Plan Committee
Pfizer Savings Plan:

We consent to the incorporation by reference in the Registration Statements on Form S-8 dated October 5, 1994 (File No. 33-55771) and June 19, 2000 (File No. 333-39610) of our report dated June 25, 2009, relating to the statements of net assets available for plan benefits of the Pfizer Savings Plan as of December 31, 2008 and 2007, and the related statements of changes in net assets available for plan benefits for each of the years then ended, and the related supplemental Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2008 and Schedule H, Line 4j - Schedule of Reportable Transactions for the Year Ended December 31, 2008, which report appears in the December 31, 2008 annual report on Form 11-K of the Pfizer Savings Plan.

/s/ KPMG LLP

Memphis, Tennessee

June 25, 2009

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